Exhibit (k)(14)

PARENT GUARANTY

THIS GUARANTY is executed as of this 5th day of November, 2018, by FS Multi-Alternative Income Fund, a statutory trust organized under the laws of Delaware (the “Guarantor”), in favor of BNP Paribas Prime Brokerage International, Ltd., an Irish private limited company (“BNPPBL”).

For value received, and to induce BNPPBL from time to time to enter into one or more transactions with FS Multi Alternative Credit LLC, a limited liability company organized under the laws of Delaware (the “Obligor”), under the Committed Facility Agreement, dated as of October 9, 2018 between the Obligor and BNPPBL (as modified and supplemented and in effect from time to time, the “Agreement”), the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to BNPPBL the full and punctual payment of all sums owed by the Obligor to BNPPBL under or in connection with the Agreement, when they are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or other amounts due under the Agreement at the time payment is demanded from the Guarantor (collectively, the “Obligations”). The Guarantor agrees that, as between the Guarantor and BNPPBL, the Obligations may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards to the Obligor and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantor for the purposes of this Guaranty. This Guaranty is a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that BNPPBL exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Obligor or any other corporation or person before or as a condition to the obligations of the Guarantor hereunder.

The Guarantor guarantees that the Obligations shall be paid strictly in accordance with the terms of the Agreement. The liability of the Guarantor hereunder is absolute, unconditional and irrevocable irrespective of any defense, set-off or counterclaim with respect to the Agreement, this Guaranty and the transactions contemplated thereby and hereby which might constitute a defense available to, or discharge of, the Obligor or the Guarantor, including, without limitation, any defense or discharge that might be asserted on the basis of the lack of authority or capacity of the Obligor to enter into the Agreement or to incur any Obligation. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable and shall not be released, discharged or otherwise affected by (i) any extension, renewal, settlement, compromise, waiver or release in respect to any obligation of the Obligor under the Agreement; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or modification of or supplement to the Agreement; (iii) any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets; (iv) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Obligor, BNPPBL or any other corporation or person, whether in connection herewith or with any unrelated transactions; (v) any lack of validity, legality or enforceability of the Agreement or this Guaranty, or any provision of applicable law or regulation purporting to prohibit the payment by the Obligor of any amount payable by the Obligor under the Agreement; (vi) any addition, exchange, release or non-perfection of any security interest in any collateral securing the Obligations or (vii) any other act or omission to act or delay of any kind (including in respect of the exercise or enforcement of any right or remedy under the Agreement or against any collateral securing the Obligations) by the Obligor, BNPPBL or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

A certificate by an officer of BNPPBL as to the amounts of the Obligations due and payable at any time by the Obligor shall be binding upon the Guarantor, and shall be prima facie evidence in any legal proceedings with respect to this Guaranty, absent manifest error.

Notwithstanding any payments that may be made hereunder by the Guarantor, the Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty or otherwise with respect to the Obligations, and will not seek contribution or reimbursement of such payments from the Obligor, until all the Obligations have been fully paid. Any amount paid to the Guarantor on account of any such subrogation rights prior to the date that the Obligations have been fully repaid shall be held in trust for the benefit of BNPPBL and shall immediately be paid and turned over to BNPPBL in exact form received by the Guarantor (duly endorsed in favor of BNPPBL, if required) to be credited and applied against the Obligations, whether matured or unmatured.

The Guarantor hereby represents and warrants that: (a) this Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles; (b) the execution, delivery and performance by the Guarantor of this Guaranty have been authorized by all necessary entity action and do not and will not contravene the Guarantor’s organizational documents, any applicable law or any contractual provision binding on or affecting it; (c) there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened, against or affecting the Guarantor before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor or of the ability of the Guarantor to enter into or perform its obligations under this Guaranty; (d) it is in the best interest of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the execution and delivery of the Agreement; (e) the Guarantor is not insolvent as defined under any applicable law, nor, after giving effect to this Guaranty, will it be rendered insolvent by the execution and delivery hereof or the consummation of the transactions contemplated hereby; and (f) the Guarantor is a “closed-end company” (“CEF”) as defined in Section 5 the Investment Company Act of 1940, as amended.  In the event that the Guarantor shall cease to be a CEF, the Guarantor shall promptly notify BNPPBL in writing, and in any event, within one business day, after it is no longer a CEF, and in the event that any such representation proves to have been incorrect when made or deemed to have been made, BNPPBL further reserves all of its contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim and pursue a separate cause of action for damages as a result of such misrepresentation in an amount up to the amount of any obligation to pay or perform under or in connection with the Agreement.

All payments by the Guarantor shall be made in the manner, at the place and in the currency required by the Agreement. The Guarantor further agrees that all payments to be made hereunder shall be made without set-off, counterclaim or other defense and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (collectively, “Taxes”). If any Taxes are required to be withheld from any amounts payable to BNPPBL hereunder, the amounts so payable to BNPPBL shall be increased to the extent necessary to yield to BNPPBL (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Guarantor, as promptly as possible thereafter, the Guarantor shall send to BNPPBL an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by BNPPBL.

This Guaranty is a continuing guaranty of all Obligations now or hereafter existing under the Agreement and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guaranty and until the Agreement is no longer in effect. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by BNPPBL on the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though the payment had not been made.

In addition to and not in limitation of all rights of setoff that BNPPBL or any of its affiliates may have under applicable law, and whether or not BNPPBL has made any demand or the obligations of the Guarantor have matured, BNPPBL and its affiliates shall have the right to set off and apply any indebtedness at any time owing by BNPPBL or its affiliates to or for the credit or the account of the Guarantor against any and all of the Obligations. In the event that BNPPBL exercises any of its rights under this provision, BNPPBL shall provide notice to the Guarantor of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, promptness, diligence, notice of acceptance and any other notice with respect to the Obligations and this Guaranty, as well as any requirement that at any time any action be taken by any corporation or person against the Obligor or any other corporation or person.

The Guarantor shall reimburse BNPPBL on demand for any and all reasonable and documented out-of-pocket costs, expenses and charges (including, without limitation, fees and expenses of external legal counsel for BNPPBL) incurred by BNPPBL in connection with the enforcement of this Guaranty. The obligations of the Guarantor under this provision shall survive the termination of this Guaranty.

All notices and other communications provided for hereunder shall be in writing (including facsimile communication and electronic mail) and mailed, telecopied or delivered to the parties to the address or facsimile number set forth below. All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notices and other communications, if transmitted by facsimile or electronic mail, shall be deemed given when the confirmation of transmission thereof is received by the party giving the notice or sending the communication. Any party may change any address or facsimile to which notice is to be given to it by giving written notice as provided above of such change of address or facsimile.

To Guarantor:

FS Multi-Alternative Income Fund

c/o GoldenTree Asset Management Credit Advisor LLC

Attention: George Travers, Chief Compliance Officer

300 Park Avenue, 21st Floor

New York, NY 10022

Telephone No.: 212-847-3459

FS Multi-Alternative Income Fund

201 Rouse Boulevard

Philadelphia, PA 19112

Attention : Edward T. Gallivan, Jr., Chief Financial Officer

Telephone: (215) 220-4531

Facsimile: (215) 339-1931

Email: credit.notices@fsinvestments.com;

FSMAIF_Team@fsinvestments.com

To BNPPBL:

BNP Paribas Prime Brokerage International, Ltd.

787 Seventh Avenue, New York, New York 10019 USA

Attention: Alex Bergelson

Telephone: + 212-471-6533

Facsimile: + 201-850-4601

Email: dl.pbriskny@us.bnpparibas.com

This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by BNPPBL and its successors and assigns; provided, however, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of BNPPBL (or its successors or assigns).

This Guaranty constitutes the entire agreement and understanding between Guarantor and BNPPBL. Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified without the written consent of BNPPBL. If any one or more provisions of this Guaranty shall for any reason or to any extent be determined invalid or unenforceable, all other provisions shall, nevertheless, remain in full force and effect.

THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE GUARANTOR AND BNPPBL HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY. NOTHING HEREIN SHALL BE DEEMED IN ANY WAY TO LIMIT THE ABILITY OF BNPPBL TO OBTAIN JURISDICTION OVER THE GUARANTOR OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST IT IN ANY OTHER JURISDICTION.

EACH OF THE GUARANTOR AND BNPPBL HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR THE AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

This Guaranty may be executed and delivered by electronic or facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed on its behalf by its duly authorized representative as of the date first above written.

FS MULTI-ALTERNATIVE INCOME FUND

By:	/s/ Edward T. Gallivan, Jr.
Name:	Edward T. Gallivan, Jr.
Title:	Chief Financial Officer